Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY ANNOUNCES SALE OF 18.8 MILLION COMMON SHARES AT $1.60 PER SHARE TO RAISE $30 MILLION OF NEW EQUITY CAPITAL

Houston, Texas, December 27, 2012—Dune Energy, Inc. (OTCBB:DUNR) today announced it has entered into an agreement with each of its major shareholders to sell 18,749,997 new shares of common stock at $1.60 per share for total proceeds of $30 Million to be used to fund working capital for the company’s planned 2013 drilling program. Including this issuance of common stock, there are currently approximately 59 million shares outstanding. Subject to certain conditions or upon the occurrence of certain events, Dune may issue and the major shareholders may purchase up to an additional 12.5 million shares of common stock in two equal tranches, also at $1.60 per share.

Summary Terms

Each of the company’s major shareholders, who collectively hold approximately 93% of the outstanding shares of the company prior to the agreement, participated in the sale on a pro-rata basis as to their interest prior to the issuance of the new common stock. Under the terms of the agreement the company may issue up to 31,250,000 shares at $1.60 per share prior to December 31, 2013. The initial issuance on December 21, 2012 was for a cash consideration of $30 million and, depending on Dune’s satisfaction of certain performance conditions relating to its drilling program, it may make up to two additional cash draws of $10 million each at the $1.60 per share price. Total consideration to the company, assuming all conditions of the program are achieved and additional draws made would be $50 million.

In the financing, each of the investors received a “Preemptive Right” to purchase such investor’s pro rata percentage of new stock or new debt financings (excluding certain reserve based revolver financings) undertaken by Dune, on substantially the same terms as offered to any outside investor. At the expiration of the term of the agreement or upon a change of control of Dune, the investors can elect to draw down the remaining shares in the program by paying to the company $1.60 per share for any shares remaining under the initial 31,250,000 shares allocated for issuance pursuant to the agreement.

In connection with the financing, Dune received the right, but not the obligation, to offer Dune’s non-participating shareholders the option to make a one-time proportional purchase of the Company’s Common Stock at a purchase price of $1.60 per share. The company is also obligated to file a Shelf Registration Statement within 30 days of the closing of this agreement. The full agreement and the Registration Rights Agreement have been filed as exhibits to an 8-K, for the company dated December 26, 2012.

Information Provided to Major Shareholders

During the negotiation of this agreement, all major shareholders reviewed certain information pursuant to the terms of confidentiality agreements. The information provided the investors was based on the Company’s June 2012 DeGolyer and MacNaughton reserve report, material aspects of which were disclosed in a company press release of August 8, 2012 and an 8-K of the same date, and reflect various Company forecasts about potential operating results based on assumptions regarding the amount and timing of capital infusions. These assumptions varied materially from the terms of the financing. Additionally the investors were provided company projections associated with the Garden Island Bay intermediate level drilling program as described more fully on the company’s web site. Such projections showed the full potential of each project within the Company’s portfolio of drilling opportunities without regard to risk, capital allocation or specific timing considerations.

Operations Update

The following contains updated information concerning the Company’s operations that was provided to the investors in connection with the financing, but which has not yet been publicly released;

In October of 2012, the Company commenced the non-operated drilling program within the Leeville field as described in prior releases. To date two wells have been cased and a third well will be cased in the next few days. All three wells have apparent hydrocarbon pays by log analysis. Dune has a 40% working interest in these wells. It is anticipated that the operator will commence completion operations on these wells in January of 2013. Additionally, the approximately 20,500 foot exploratory well at Leeville, the SL #20783, in which Dune has a 20% working interest should spud in January of 2013. Dune anticipates moving a drilling rig into the Garden Island Bay field in mid-January for recompletion work along with drilling the “Kappa” PUD development location and the “Epsilon” intermediate level exploratory test. The Company is in the process of developing a full capital and expense budget for 2013 and beyond incorporating this new liquidity in a drilling program across the Company’s assets. When complete and approved by the Board of Directors, such budget and resultant guidance will be communicated to all shareholders.

James A. Watt, President and Chief Executive Officer of the Company commented, “We are very pleased that our major investors recognized the potential of our asset base and made a significant financial commitment to investing in our drilling program. The increased liquidity associated with this investment will allow us to initiate a program to more fully evaluate the upside potential of our assets.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.